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                                                                    Exhibit 23.1



CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the inclusion in Amendment No. 5 to Registration Statement No. 333-111668 of New York Mortgage Trust, Inc. on Form S-11 of:

      - Our report, dated March 19, 2004, on the financial statements of New York Mortgage Company, LLC as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, appearing in the Prospectus, which is part of this Registration Statement; and

      - Our report, dated March 19, 2004, on the balance sheet of New York Mortgage Trust, Inc. as of December 31, 2003 appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings "Selected Historical and Pro Forma Financial Data of Our Company and NYMC" and "Experts" in such Prospectus.



/s/ DELOITTE & TOUCHE LLP

New York, New York
June 1, 2004